Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Wolverine World Wide, Inc. Stock Incentive Plan of 2013 of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

February 27, 2013